UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101) SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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FUNDVANTAGE TRUST
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FundVantage Trust

Formula Investing U.S. Value 1000 Fund

Formula Investing U.S. Value Select Fund

January 22, 2014

Dear Valued Shareholder:

The Board of Trustees of the Formula Investing U.S. Value 1000 Fund and the Formula Investing U.S. Value Select Fund (collectively, the “Formula Investing Funds”) has approved the merger of each fund into the Gotham Enhanced Return Fund, subject to shareholder approval.  To date the vast majority of voting shareholders have supported the mergers.

We have not yet been successful in securing your vote.  Shareholder action is required to approve the mergers, and your vote — regardless of the number of shares you own - is critical.

We ask you for your support in voting the enclosed proxy ballot.  Please sign, date and return your proxy in the return envelope provided.  Or, you may vote your shares by calling the toll-free number on your ballot, or vote via the internet at the website provided on your ballot.  For more information, please visit www.formulainvestingfunds.com.

On behalf of Gotham Asset Management, LLC, the investment manager to the Formula Investing Funds and the Gotham Enhanced Return Fund, please accept our thanks for your participation in this important matter. We appreciate your continued confidence in us and we look forward to receiving your vote.

Sincerely,

Joel Greenblatt & Robert Goldstein

Managing Principals and Co-Chief Investment Officers

Gotham Asset Management, LLC

PLEASE vote your shares today!

CALL 1-800-628-8510

Telephone voting is available Monday through Friday 8:00 AM to 10:00 PM (EST), and Saturday from 11:00 AM to 5:00 PM (EST). You may also vote by mail, automated telephone, or internet, as further detailed on the enclosed proxy card.